Exhibit 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
FOR IMMEDIATE RELEASE
TTM TECHNOLOGIES, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS
Strong Financial Performance and Progress Integrating Acquired Printed Circuit Group
SANTA ANA, CA — February 15, 2007 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the fourth quarter of 2006, ended December 31, 2006.
FINANCIAL & OPERATIONAL HIGHLIGHTS
•	The Company completed the acquisition of the Printed Circuit Group (PCG), making TTM North America’s largest printed circuit board manufacturer.
•	Fourth quarter net sales of $144.3 million increased 90 percent over the 2006 third quarter and 129 percent over the fourth quarter of 2005.
•	2006 net sales of $369.4 million increased 54 percent over 2005 net sales.
FOURTH QUARTER 2006 FINANCIAL RESULTS
Fourth quarter 2006 results include two months of the operations of PCG, which TTM acquired from Tyco International Ltd. on October 27, 2006.
Fourth quarter 2006 net sales increased $68.5 million, or 90 percent, to $144.3 million from the third quarter of 2006 and $81.1 million, or 129 percent, from the fourth quarter of 2005, due primarily to the inclusion of PCG.
PCB quick-turn business represented approximately 13 percent of net sales in the fourth quarter of 2006, compared to 17 percent for the third quarter of 2006 and 22 percent for the fourth quarter of 2005. The decrease was primarily due to PCG’s limited quick-turn capacity.
Gross margins were 18.9 percent for the fourth quarter of 2006, compared with 29.7 percent in the third quarter of 2006 and 23.8 percent for the fourth quarter of 2005. Gross profit was negatively impacted by approximately $4.0 million for the value of the manufacturing profit added to the PCG inventories at the acquisition date. These inventories were substantially sold during the fourth quarter. Gross margins also were affected by the inclusion of PCG’s backplane assembly operations, which inherently carry a lower gross margin than printed circuit board manufacturing.

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Selling expense for the fourth quarter of 2006 was $6.3 million, representing 4.4 percent of sales. This compares to $3.3 million, or 4.4 percent of sales, in the third quarter of 2006 and $3.0 million, or 4.8 percent of sales, in the year-ago period.
General and administrative expense, including amortization of intangibles, was $9.5 million in the fourth quarter of 2006, compared to $4.1 million in the third quarter of 2006 and $3.1 million in the year-ago period. G&A expense for the fourth quarter of 2006 included approximately $700,000 of audit and consulting fees related to our accounting for and integration of the PCG acquisition.
TTM posted operating income of $11.2 million for the fourth quarter of 2006, compared to $15.0 million for the third quarter of 2006 and $8.8 million for the fourth quarter of 2005.
TTM recorded its fourth quarter income tax provision at a higher rate in order to adjust the full-year provision. The PCG acquisition included additional domestic locations in different states with higher tax rates, most notably California. The company anticipates that its tax rate in the first quarter of 2007 will be approximately 38 percent.
Net income for the fourth quarter of 2006 was $4.9 million, or $0.12 per diluted share, compared with $10.5 million, or $0.25 per diluted share, for the third quarter of 2006 and $19.0 million, or $0.46 per diluted share, for the fourth quarter of 2005. Fourth quarter 2005 earnings included a $0.31 per diluted share benefit from the reversal in TTM’s deferred income tax asset valuation allowance.
EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2006 was $18.2 million, compared with $19.0 million for the third quarter of 2006 and $12.5 million for the fourth quarter of 2005. A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.
The Company noted that financial results for the fourth quarter may be subject to change pending the resolution of certain accounting matters relating to the acquisition of PCG. Such changes are likely to affect the opening balance sheet of the acquired entity. Should results for the fourth quarter change from those established in this press release, the Company expects that revised numbers would be issued when it files its Annual Report on Form 10-K on or about March 16, 2007.
BALANCE SHEET
The $226 million purchase price for the PCG acquisition was financed with a $200 million, 6-year term loan and $26 million from cash on the balance sheet.
Cash and short-term investments at the end of the fourth quarter totaled $70.7 million, compared with $110.3 million in the third quarter of 2006. The change in cash was primarily attributable to the PCG purchase price plus related acquisition costs of approximately $34 million and capital expenditures of $5.1 million in the fourth quarter.
FULL YEAR 2006 FINANCIAL RESULTS
Net sales for 2006, including two months of operations from PCG, were $369.4 million, compared to $240.2 million for 2005. Net income increased to $34.8 million, or $0.82 per diluted share, in 2006, compared to $30.8 million, or $0.74 per diluted share, in 2005. The reversal of the deferred income tax asset valuation allowance accounted for $12.7 million, or $0.31 per diluted share, of TTM’s 2005 net income.

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PROGRESS INTEGRATING ACQUIRED PRINTED CIRCUIT GROUP
Commenting on TTM’s results for the fourth quarter and year end, Kent Alder, President and CEO, noted, “We are very pleased with our performance, both operationally and financially. Our financial results were solid, and we continue to make rapid and significant progress toward our goal of integrating TTM Technologies and the Printed Circuit Group as soon as possible. In addition, TTM’s exclusive focus on printed circuit boards and backplane assembly enables us to bring greater operating efficiency and productivity to all aspects of the business.”
Alder continued, “Although quick-turn business has declined as a percentage of sales, the acquisition of PCG provides us with a significant opportunity to cross-sell TTM’s quick-turn capabilities to the PCG customer base. We are seeing strength in the networking and military markets. We gained about 500 customers through the acquisition, and we added 30 new customers during the quarter.” Alder concluded, “We are excited by our momentum and believe that we are well positioned to capitalize on the opportunities in the printed circuit board industry.”
FORECAST FOR FIRST QUARTER ENDING APRIL 2, 2007
For the first quarter of 2007, TTM estimates revenues in a range of $168 million to $174 million and earnings in a range of $0.13 to $0.18 per diluted share.
TO ACCESS THE LIVE WEB CAST / CONFERENCE CALL
The company will conduct a conference call to discuss its fourth-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. Investors will have the opportunity to listen to the conference call over the Internet. To listen to the live web cast, log on to the company website at www.ttmtech.com. To access the live conference call, dial 800-967-7185.
TO ACCESS A REPLAY OF THE WEB CAST
A replay of the conference call will be available until Thursday, February 22, on the company’s Web site, www.ttmtech.com.
SAFE HARBOR STATEMENT
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating

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results, the risks and uncertainties associated with the integration of the recently acquired PCG business, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.
ABOUT TTMI
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. TTMI’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: TTMI). The company is based in Santa Ana, California. Additional information can be found at http://www.ttmtechnologies.com.
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TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Fourth Quarter		Third Quarter	Full Year
	2006	2005	2006	2006	2005

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$144,261	$63,131	$75,765	$369,397	$240,209
Cost of goods sold	117,049	48,102	53,288	276,536	186,453

Gross profit	27,212	15,029	22,477	92,861	53,756

Operating expenses:
Selling and marketing	6,331	3,045	3,329	16,473	11,977
General and administrative	8,587	2,840	3,822	19,656	14,135
Amortization of intangibles	885	301	300	1,786	1,202
Restructuring charges	199	—	—	199	—

Total operating expenses	16,002	6,186	7,451	38,114	27,314

Operating income	11,210	8,843	15,026	54,747	26,442

Interest expense	(2,937)	(63)	(16)	(3,020)	(179)
Amortization of debt issuance costs	(316)	(20)	(19)	(374)	(72)
Interest income and other, net	998	733	1,369	4,462	2,126

Income before income taxes	8,955	9,493	16,360	55,815	28,317
Income tax benefit (provision)	(4,048)	9,555	(5,837)	(21,018)	2,524

Net income	$4,907	$19,048	$10,523	$34,797	$30,841

Earnings per common share:
Basic	$0.12	$0.46	$0.25	$0.83	$0.75
Diluted	$0.12	$0.46	$0.25	$0.82	$0.74

Weighted average common shares:
Basic	42,012	41,301	41,823	41,740	41,232
Diluted	42,389	41,810	42,310	42,295	41,770

SELECTED BALANCE SHEET DATA

	December 31, 2006	December 31, 2005
Cash and short-term investments	$70,656	$82,358
Accounts receivable, net	125,720	38,631
Inventories, net	66,962	12,564
Total current assets	272,504	140,415
Net property, plant and equipment	152,006	51,798
Other assets	148,507	80,930
Total assets	573,017	273,143

Accounts Payable	$40,014	$11,310
Current liabilities	144,343	29,191
Long-term liabilities	141,538	—
Stockholders’ equity	287,136	243,952
Total liabilities and stockholders’ equity	573,017	273,143
SUPPLEMENTAL DATA

	Fourth Quarter		Third Quarter	Full Year
	2006	2005	2006	2006	2005
EBITDA	$18,167	$12,477	$19,001	$73,290	$39,177
EBITA	$13,122	$9,906	$16,725	$61,112	$29,887
Gross margin	18.9%	23.8%	29.7%	25.1%	22.4%
EBITDA margin	12.6	19.8	25.1	19.8	16.3
Operating margin	7.8	14.0	19.8	14.8	11.0
End Market Breakdown:

	Fourth Quarter
	2006	2005
Networking/Communications	43%	43%
Military/Aerospace	22	11
Computing/Storage/Peripherals	22	33
Medical/Industrial/Instrumentation/Other	13	13
Stock-based Compensation:

Fourth Quarter
2006
Amount included in:
Cost of goods sold	$154
Selling and marketing	42
General and administrative	318

Total stock-based compensation expense	$514

RECONCILIATIONS*

	Fourth Quarter		Third Quarter	Full Year
	2006	2005	2006	2006	2005
EBITA/EBITDA reconciliation:
Net income	$4,907	$19,048	$10,523	$34,797	$30,841
Add back items:
Income taxes	4,048	(9,555)	5,837	21,018	(2,524)
Interest expense	2,937	63	16	3,020	179
Amortization of debt issuance costs	316	20	19	374	72
Amortization of intangibles	914	330	330	1,903	1,319

EBITA	13,122	9,906	16,725	61,112	29,887
Depreciation expense	5,045	2,571	2,276	12,178	9,290

EBITDA	$18,167	$12,477	$19,001	$73,290	$39,177

*	This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.